 Exhibit (1)(b)

GK INVESTMENT PROPERTY HOLDINGS II, LLC
PARTICIPATING DEALER AGREEMENT

Ladies and Gentlemen:

JCC Advisors, LLC, a Texas limited liability company, as the managing broker-dealer (“Managing Broker-Dealer”) for GK Investment Property Holdings II, LLC, a Delaware limited liability company (the “Company”), invites you (the “Dealer”) to participate in the distribution, on a “best efforts basis,” to the public (the “Offering”) of up to $50,000,000 of 7% bonds of the Company (“Bonds”) subject to the following terms:

I.
Managing Broker-Dealer Agreement

The Managing Broker-Dealer and the Company have entered into that certain Managing Broker-Dealer Agreement dated [___________], 2019 (the “Managing Broker-Dealer Agreement”). By your acceptance of this Participating Dealer Agreement, you will become one of the Dealers referred to in such agreement between the Company and the Managing Broker-Dealer and will be entitled and subject to the indemnification provisions contained in the Managing Broker-Dealer Agreement, including specifically the provisions of Section 4 of the Managing Broker-Dealer Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement. Except as otherwise specifically stated herein, all terms used in this Participating Dealer Agreement have the meanings provided in the Managing Broker-Dealer Agreement. The Bonds are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”).

Dealer hereby agrees to use its best efforts to sell the Bond for cash on the terms and conditions stated in the Offering Circular. Nothing in this Participating Dealer Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Managing Broker-Dealer or of the Company, and Dealer is not authorized to act for the Managing Broker-Dealer or the Company or to make any representations except as set forth in the Offering Circular and Authorized Sales Materials.

II.
Submission of Orders

Those persons who purchase Bonds will be instructed by the Dealer to transfer the Subscription Amount to the Escrow Account held by UMB Bank, the Escrow Agent. Any Dealer receiving a Subscription Amount not conforming to the foregoing instructions shall return such Subscription Amount directly to such Subscriber not later than noon of the next business day following its receipt. Subscription Amounts received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. Transmittal of received investor funds will be made in accordance with the following procedures:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which the Subscription Agreements and Subscription Amounts are received from Subscribers, the Subscription Amounts will be transmitted by noon of the next business day following receipt by the Dealer to the Escrow Agent for deposit directly with the Escrow Agent.

Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, Subscription Amounts will be transmitted by noon of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by 5:00 pm of the next business day following receipt at a different location by the Final Review Office such Subscription Amounts to the Escrow Agent for deposit directly with the Escrow Agent.

III.
Pricing

Except as may be otherwise provided for in the “Plan of Distribution” section of the Offering Circular, Bonds shall be offered to the public at the offering price of $1,000 per Bond. Except as otherwise indicated in the Offering Circular or in any letter or memorandum sent to the Dealer by the Company or Managing Broker-Dealer, a minimum initial purchase of five (5) Bonds is required.

IV.
Representations and Warranties of Dealer

Dealer represents and warrants to the Company and the Managing Broker-Dealer and agrees that:

A. Dealer will undertake all reasonable investigation, review, and inquiry to ensure, to the best of its reasonable knowledge and belief, that the investment is suitable for such prospective investor upon the basis of the information known to Dealer or disclosed by such prospective investor as to his other security holdings and as to his financial situation and needs. Dealer shall keep written records supporting this representation and warranty and such records shall be made available to the Company or the Managing Broker-Dealer promptly upon request.

B. Dealer shall deliver to each prospective investor, prior to any submission by such prospective investor, a written offer to buy any Bonds, a copy of the Offering Circular.

C. Dealer will not deliver to any prospective investor any written documents pertaining to the Company or the Bonds, other than the Offering Circular, and any Authorized Sales Materials that are supplied to Dealer by the Company, the Managing Broker-Dealer or their respective affiliates. Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker/dealer information only.”

D. Dealer will make reasonable inquiry to determine whether a prospective investor is acquiring Bonds for his own account or on behalf of other persons and not for the purpose of resale or other distribution thereof.

E. Dealer will not give any information or make any representation or warranty in connection with the Offering, the Company or the Bonds other than those contained in the Offering Circular and any Authorized Sales Materials.

F. Dealer will abide by, and will take reasonable precautions to ensure compliance by prospective investors from whom Dealer has solicited an offer to purchase, all provisions contained in the Offering Circular regulating the terms and manner of the Offering.

G. In its solicitation of offers for the Bonds, Dealer will comply with all applicable requirements of the Securities Act, the Exchange Act, and the applicable Rules and Regulations.

H. Dealer is (and will continue to be) a member in good standing with FINRA, will abide by the FINRA Rules, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer in all of the jurisdictions in which Dealer solicits offers to purchase the Bonds.

I. Dealer, nor any managing member of Dealer, nor any director or executive officer of Dealer or other officer of Dealer participating in the Offering is subject to the disqualification provisions of Rule 262 of the Rules and Regulations. No registered representative of Dealer, or any other person being compensated by or through Dealer for the solicitation of investors, is subject to the disqualification provisions of Rule 262 of the Rules and Regulations.

J. Dealer will not take any action in conflict with, or omit to take any action the omission of which would cause Dealer to be in violation of the requirements of the Securities Act or the Exchange Act.

K. Dealer will use reasonable efforts to ensure that all investors who are acquiring Bonds have and will satisfy all conditions described in the Offering Circular and the Subscription Agreement.

L. Each of the representations and warranties made by each prospective investor to the Company in the Subscription Agreement, is, to the Dealer’s best knowledge, information, and belief, after due inquiry, true and correct as of the date thereof and as of the date of purchase of the Bonds by such prospective investor.

V.
Dealers’ Compensation

The Managing Broker-Dealer shall pay the Dealer a selling commission of up to 5.5% of the gross offering proceeds of the Bonds sold by it and accepted and confirmed by the Company.

As provided in the “Plan of Distribution” section of the Offering Circular, and in Section 3.3 and Exhibit A of the Managing Broker-Dealer Agreement, in addition to the selling commissions equal to 5.5% of aggregate gross offering proceeds, Managing Broker-Dealer will receive a Managing Broker-Dealer Fee of up to 2.5% of aggregate gross offering proceeds, which it may re-allow, in whole or in part to the Dealers. Additionally, the Company has agreed to pay to Managing Broker-Dealer a non-accountable marketing and due diligence expense reimbursement in an amount up to 1% of aggregate gross offering proceeds, which will be re-allowed to the Dealers. The aforementioned selling commissions, Managing Broker-Dealer Fees and non-accountable marketing and due diligence expense reimbursements shall only be paid to the Dealer with regard to the Bonds sold by it and accepted and confirmed by the Company.

While the Company agrees to reimburse its Manager, GK Development, Inc. dba GK Real Estate, for the cumulative organizational and offering expenses incurred by its Manager and its affiliates in connection with the Offering and its organization in an amount equal to up to 2.5% of the gross offering proceeds from the Offering, the Manager intends to use, in whole or in part, such organizational and offering fee to reimburse the Managing Broker-Dealer for its underwriting expenses in connection with the Offering. Such underwriting expenses of the Managing Broker-Dealer may include, without limitation, fees paid by registered representatives associated with the Managing Broker-Dealer to attend retail seminars sponsored by the Dealers, costs associated with sponsoring conferences, including reimbursements for registered representatives associated with the Dealers to attend educational conferences sponsored by the Company or the Managing Broker-Dealer, reimbursements for customary lodging, meals and reasonable entertainment expenses and promotional items, technology costs and legal fees of the Managing Broker-Dealer. The marketing fees may be paid to any particular Dealer based upon prior or projected volume of sales and the amount of marketing assistance and the level of marketing support provided by a Dealer in the past and anticipated to be provided in this Offering. Any such underwriting expenses must comply with FINRA Rules, including FINRA Rules concerning non-cash compensation. In no event will the maximum amount of underwriting compensation from any source (including fees described in this paragraph, or the selling commissions, the Managing Broker-Dealer Fee and non-accountable marketing and due diligence expense reimbursements discussed above) payable to underwriters, broker-dealers or affiliates exceed 10% of the gross offering proceeds of this Offering. The terms and conditions for payments of any marketing fees are set forth further in Schedule I to this Participating Dealer Agreement. As set forth in Section 3.3 and Exhibit A of the Managing Broker-Dealer Agreement, the Company may also reimburse the Dealer for bona fide out-of-pocket itemized and detailed due diligence expenses.

For purposes of this Participating Dealer Agreement, Bonds shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Bonds pursuant to all applicable offering and subscription documents, the Company has accepted the Subscription Agreement of such subscriber and such Bonds have been fully paid for. The Dealer affirms that the Managing Broker-Dealer’s liability for commissions and other amounts payable to the Dealer is limited solely to the proceeds of commissions and other payments received from the Company. The Dealer shall have the responsibility to disclose to investors the terms of any such selling commissions, fees, reimbursements, payments or any preferential treatments, if any, provided to the Managing Broker-Dealer or Dealer in connection therewith, if applicable and to the extent required.

The Dealer shall have no right to receive, and the Managing Broker-Dealer shall have no obligation to make, payments of any selling commissions, fees, or reimbursements until such time as the Managing Broker-Dealer is in receipt from the Company of such selling commissions, fees or reimbursements from which such fees or reimbursements are to be paid.

The parties hereby agree that the foregoing selling commissions, fees, reimbursements and other payments are not in excess of the usual and customary distributors’ or sellers’ commissions, fees, reimbursements and payments received in the sale of securities similar to the Bonds, that the Dealer’s interest in the Offering is limited to such selling commissions, fees, reimbursements and payments from the Managing Broker-Dealer and the Dealer’s indemnity referred to in Section 4 of the Managing Broker-Dealer Agreement, and that the Company is not liable or responsible for such payments to the Dealer.

VI.
Applicability of Indemnification

Each of the Dealer and Managing Broker-Dealer hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Managing Broker-Dealer Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in the Managing Broker-Dealer Agreement, including specifically the indemnification provisions of Section 4 of the Managing Broker-Dealer Agreement. Such indemnification obligations shall survive the termination of this Participating Dealer Agreement and the Managing Broker-Dealer Agreement.

VII.
Payment

Payments of sales commissions will be made by the Managing Broker-Dealer (or by the Company as provided in the Managing Broker-Dealer Agreement) to Dealer within 30 days of the receipt by the Managing Broker-Dealer of the gross commission payments from the Company.

VIII.
Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement signature page and the required Subscription Amount may be rejected. Issuance of the Bonds will be made only after actual receipt of payment. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Bonds within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Managing Broker-Dealer any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Managing Broker-Dealer shall have the right to offset amounts owed against future commissions due and otherwise payable to Dealer.

IX.
Circular and Authorized Sales Materials

Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Bonds, except as set forth in the Offering Circular and any Authorized Sales Materials. The Managing Broker-Dealer will supply Dealer with reasonable quantities of the Offering Circular, any supplements thereto and any amended Offering Circular, as well as any Authorized Sales Materials, for delivery to investors, and Dealer will deliver a copy of the Offering Circular and all supplements thereto and any amended Offering Circular to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Bonds to an investor. Dealer agrees that it will not send or give any Authorized Sales Materials to an investor unless it has previously sent or given an Offering Circular to that investor or has simultaneously sent or given an Offering Circular with such Authorized Sales Materials. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Managing Broker-Dealer and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Bonds to members of the public. Dealer agrees that it will not use in connection with the offer or sale of Bonds any material or writing supplied to it by the Company or the Managing Broker-Dealer bearing a legend which states that such material may not be used in connection with the offer or sale of the Bonds or any other securities. Dealer further agrees that it will not use in connection with the offer or sale of Bonds any materials or writings which have not been previously authorized or approved by the Managing Broker-Dealer.

Dealer agrees to furnish a copy of any revised Preliminary Offering Circular to each person to whom it has furnished a copy of any previous Preliminary Offering Circular and further agrees that it will itself mail or otherwise deliver all Preliminary Offering Circulars and the Offering Circular required for compliance with the provisions of Regulation A under the Securities Act. Regardless of the termination of this Participating Dealer Agreement, Dealer will deliver an Offering Circular in transactions in the Bonds for a period of 90 days from the qualification date of the Offering Statement. On becoming a Dealer, and in offering and selling Bonds, Dealer agrees to comply with all the applicable requirements under the Securities Act and Regulation A promulgated thereunder.

X.
License and Association Membership

Dealer’s acceptance of this Participating Dealer Agreement constitutes a representation to the Company and the Managing Broker-Dealer that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Bonds under Federal laws and regulations, and that it is a member in good standing of FINRA. Dealer agrees to notify the Managing Broker-Dealer immediately in writing and this Participating Dealer Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA Rules, including, but not limited to, FINRA Rule 2111.

Managing Broker-Dealer represents and warrants that it is currently, and at all times while performing its functions under this Participating Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act, and that it is a member in good standing of FINRA. The Managing Broker-Dealer agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Managing Broker-Dealer hereby agrees to abide by all applicable FINRA Rules, specifically including, but not limited to, FINRA Rule 2111.

XI.
Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Participating Dealer Agreement constitutes a representation to the Company and the Managing Broker-Dealer that Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, SEC Rules and Section 352 of the Money Laundering Abatement Act, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of the Bonds. Dealer hereby agrees to furnish, upon request, a copy of its AML Program to the Managing Broker-Dealer for review and to promptly notify the Managing Broker-Dealer of any material changes to its AML Program.

XII.
Limitations of Offer and Suitability

Dealer will offer Bonds only to persons who meet the suitability standards set forth in the Offering Circular or in any suitability letter or memorandum sent to it by the Company or the Managing Broker-Dealer.

In offering Bonds, Dealer will comply with the provisions of the applicable FINRA Rules, as well as all other applicable rules and regulations relating to suitability of investors. Nothing contained in this Participating Dealer Agreement shall be construed to impose upon the Company or the Managing Broker-Dealer the responsibility of assuring that prospective investors meet the suitability standards set forth in the Offering Circular, or to relieve Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Offering Circular.

Dealer further represents, warrants and covenants that no Dealer, or person associated with Dealer, shall offer or sell Bonds in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (1) applicable provisions of the Offering Circular;or (2) applicable FINRA Rules including FINRA Rule 2111. Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Bonds to an investor, each Dealer, or person associated with Dealer, shall have reasonable grounds (as required by FINRA Rule 2111) to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such FINRA Rules) concerning his financial status, tax status, investment objectives and any other information known to Dealer, or person associated with Dealer, that: (A) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Offering Circular, including the tax benefits to the extent they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Bonds in the amount proposed, including loss, and lack of liquidity of such investment; (C) that the investor has an apparent understanding of the fundamental risks of an investment in Bonds, the lack of liquidity of the Bonds, the background and qualifications of the sponsor, the advisor to the Company and their affiliates, and the tax consequences of an investment in the Bonds; and (D) an investment in Bonds is otherwise suitable for such investor. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Bonds of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Bonds pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Bonds and to make such documents and records available to (i) the Managing Broker-Dealer and the Company upon request, and (ii) to representatives of the SEC, and FINRA upon your firm’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Dealer shall not purchase any Bonds for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on a Subscription Agreement.

XIII.
Due Diligence and Adequate Disclosure

Prior to offering the Bonds for sale, Dealer shall have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Company or the Managing Broker-Dealer through the Offering Circular or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Bonds. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its advisor; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports.

Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (1) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (2) the results of the inquiry were provided to Dealer with the consent of the other Dealer conducting or directing the inquiry; and (3) no Dealer that participated in the inquiry is an affiliate of the Company.

Prior to the sale of the Bonds, each Dealer shall inform each prospective purchaser of Bonds of pertinent facts relating to the Bonds including specifically the lack of liquidity and lack of marketability of the Bonds during the term of the investment, but shall not, in any event, make any representation on behalf of the Company except as set forth in the Offering Circular and any Authorized Sales Materials.

XIV.
Compliance with Record Keeping Requirements

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each customer who purchases Bonds, his suitability and the amount of Bonds sold and to retain such records for such period of time as may be required by the SEC, FINRA or the Company.

XV.
Customer Complaints

Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Bonds are offered by the Managing Broker-Dealer or Dealer), the Bonds or the Company.

XVI.
Effectiveness, Termination and Amendments

This Participating Dealer Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Participating Dealer Agreement by the Managing Broker-Dealer; provided, however, that in the event of the execution of this Participating Dealer Agreement prior to the time that the Offering Statement becomes qualified with the SEC, this Participating Dealer Agreement shall not become effective prior to the Offering Statement being qualified with the SEC and shall instead become effective simultaneously with the qualification of the Offering Statement.

Dealer will immediately suspend or terminate its offer and sale of Bonds upon the request of the Company or the Managing Broker-Dealer at any time and will resume its offer and sale of Bonds hereunder upon subsequent request of the Company or the Managing Broker-Dealer. Any party may terminate this Participating Dealer Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Participating Dealer Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, between the parties hereto. In any event, this Participating Dealer Agreement shall terminate at the close of business on the Offering Termination Date.

This Participating Dealer Agreement may be amended at any time by the Managing Broker-Dealer by written notice to the Dealer, and any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Bonds after receipt of such notice.

XVII.
Privacy Laws

The Managing Broker-Dealer and Dealer (each referred to individually in this section as “Party”) agree as follows:

M. Each Party agrees to abide by and comply with (1) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (2) the privacy standards and requirements of any other applicable Federal or state law, and (3) its own internal privacy policies and procedures, each as may be amended from time to time.

N. Dealer agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Bonds made by its customers pursuant to this Participating Dealer Agreement.

O. Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

P. Each Party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either Party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that Party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each Party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XVIII.
Notice

Any notice in this Participating Dealer Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier or (2) depositing the same in the United States mail, postpaid, certified, return receipt requested. Notice deposited in the United States mail shall be deemed given three (3) business days after mailing. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Managing Broker-Dealer:	JCC Advisors, LLC 30012 Ivy Glenn Drive, Suite 180A Laguna Niguel, California 92677 Attention: Mark Atchity
To Dealer:	Address Specified By Dealer on signature page.

XIX.
Attorney’s Fees, Applicable Law and Venue; Arbitration

In any action to enforce the provisions of this Participating Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Participating Dealer Agreement shall be construed under the laws of the State of California and shall take effect when signed by Dealer and countersigned by the Managing Broker-Dealer. Dealer and the Managing Broker-Dealer hereby acknowledge and agree that venue for any action brought hereunder shall lie exclusively in Orange County, California.

XX.
Severability

In the event that any court of competent jurisdiction declares any provision of this Participating Dealer Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Participating Dealer Agreement shall be considered severable.

XXI.
No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Participating Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXII.
Assignment

This Participating Dealer Agreement may not be assigned by Dealer, except with the prior written consent of the Managing Broker-Dealer. This Participating Dealer Agreement may be assigned by the Managing Broker-Dealer with 10 days prior written notice to Dealer, but such assignment shall not release the Managing Broker-Dealer from any liability under this Participating Dealer Agreement subsequent to any such assignment. This Participating Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

XXIII.
Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Participating Dealer Agreement as contemplated herein, and that the individual who has signed this Participating Dealer Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Participating Dealer Agreement.

XXIV.
    Counterparts

This Participating Dealer Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

THE MANAGING BROKER-DEALER

JCC ADVISORS, LLC

By:

Name:

Title:

We have read the foregoing Participating Dealer Agreement and we hereby accept and agree to the terms and conditions therein set forth. We agree to advise you of any changes to the information listed on this signature page during the term of this Participating Dealer Agreement.

1.
Identity of Dealer:

Name:

Type of entity:
                              (to be completed by Dealer) (corporation, partnership or proprietorship)

Organized in the State of:
                                                   (to be completed by Dealer) (State)

Licensed as broker-dealer in the following States:

                                                                                             (to be completed by Dealer)

Tax I.D. #:

2.
Person to receive notice pursuant to Section XVIII.

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.: (                                             )

Fax No.: (                        )

AGREED TO AND ACCEPTED BY THE
DEALER:

(Dealer’s Firm Name)

By:
       Signature

Title:

Date:

JCC ADVISORS, LLC
SCHEDULE I TO PARTICIPATING DEALER AGREEMENT

This Schedule I to Participating Dealer Agreement is intended to reflect the terms of the marketing fees paid to __________________________ (“Dealer”) and shall constitute a part of the Participating Dealer Agreement between JCC Advisors, LLC (“Managing Broker-Dealer”) and Dealer dated the _____ day of ________________, 20____ (the “Participating Dealer Agreement”) relating to the sale of the 7% bonds (the “Bonds”) of GK Investment Property Holdings II, LLC. (the “Company”). Capitalized terms used herein, which are not specifically defined herein, shall have the same meanings as set forth in the Participating Dealer Agreement.

The payment of marketing fees to Dealer is intended to support actual marketing and sales distribution efforts provided by Dealer the distribution of the Bonds. The Managing Broker-Dealer’s obligation to pay marketing fees to Dealer hereunder shall be conditioned upon Dealer’s providing the marketing and sales distribution support summarized below:

1.
Dealer has internal marketing support personnel who will provide substantial support and assistance to the Managing Broker-Dealer’s marketing personnel, and Dealer shall provide marketing and sales distribution support in connection with the distribution and sale of Bonds of the Company equivalent to the highest level of marketing and sales distribution support provided to other product sponsors.
2.
Dealer will use its internal marketing communications systems to promote the product, which may include, without limitation, internal or external newsletters, internal intranet sites, internal mail, sponsor pages, approved product lists, conference calls. Managing Broker-Dealer shall have the opportunity to provide newsletter submissions and other materials, content for written and e-mail communications to Dealer’s registered representatives.
3.
Managing Broker-Dealer shall be provided (i) updated lists of Dealer’s registered representatives, including names, addresses, and telephone numbers; (ii) lists of newly hired registered representatives; (iii) copies of Dealer’s sales and market share reports; and (iv) copies of Dealer’s conference calendars.
4.
Managing Broker-Dealer will have reasonable access to Dealer’s registered representatives and shall have the opportunity to invite registered representatives associated with Dealer to educational, training and due diligence conferences and meetings sponsored by the Managing Broker-Dealer, subject to Dealer’s applicable broker-dealer compliance approval procedures.
5.
Managing Broker-Dealer will be invited to attend and participate in all Dealer sponsored conferences and shall have the right to participate in such conferences. The payments to Dealer contemplated by this Agreement shall cover and include the amount of the conference fees for the Managing Broker-Dealer’s attendance at and participation in all conferences sponsored by Dealer available product sponsors.
6.
Dealer will assist its customers with account transfers, change of address requests, dividend reinvestments and share redemptions.
7.
Dealer will provide such other services as may be reasonably requested by its customers or the Managing Broker-Dealer from time to time and will maintain the technical support necessary to adequately service its customers and promote the distribution and sale of the Bonds.

The parties to the Participating Dealer Agreement of which this Schedule I is a part hereby acknowledge and agree as follows:

1.
The marketing fees paid to Dealer shall be based upon the total volume of sales of Bonds sold to customers of Dealer during the applicable calendar quarter and shall be subject to Managing Broker-Dealer’s verification of said sales volume.
2.
The payment of marketing fees to Dealer contemplated hereby for sales made during the preceding calendar quarter shall be payable on or before the last day of the following month.
3.
The agreement between Dealer and the Managing Broker-Dealer regarding the payment of marketing fees set forth in the Offering Statement, this Schedule I and the Managing Broker-Dealer Agreement shall comply with all applicable FINRA Rules. In the event of any change in FINRA Rules that limits the payment of marketing fees to Dealer, the agreement between Dealer and the Managing Broker-Dealer regarding the payment of marketing fees set forth in the Offering Statement, this Schedule I and the Managing Broker-Dealer Agreement shall be modified to be in compliance with such FINRA Rules. In the event of any change in applicable FINRA Rules that paying the aforementioned marketing fees becomes prohibited, such agreement to pay marketing fees shall be considered terminated immediately.
4.
Either party to the Participating Dealer Agreement of which this Schedule I is a part may terminate the Select Dealer Agreement at any time by providing to the other party a written notice of termination at least 15 days prior to the termination date.

In consideration for providing the foregoing services, Managing Broker-Dealer shall pay marketing fees to Dealer in an amount equal to __% of the aggregate proceeds received by the Company from the sale of Bonds to customers of Dealer in transactions in which Dealer acted as the broker-dealer of record, in accordance with the terms and conditions set forth in this Schedule I.

Any amendments or exceptions to this Schedule I or its provisions set forth above shall be in writing or otherwise supported by written documentation.

AGREED AND ACKNOWLEDGED:

DEALER:

_________________________________________________

(Print Name of Dealer)

By:______________________________________________

Name:____________________________________________

Title:_____________________________________________